Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

    December 21, 2005
    Thomas S. Irwin (954) 987-4000 ext. 7560
    Victor H. Mendelson (305) 374-1745 ext. 7590

                 HEICO REPORTS RECORD SALES AND OPERATING INCOME
                     IN FOURTH QUARTER AND FULL YEAR RESULTS

     37% Increase in Full Year Operating Income on 25% Increase in Net Sales 28% Increase in Fourth Quarter Operating Income on 25% Increase in Net Sales

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported net sales increased 25% to $269,647,000 for the fiscal year ended October 31, 2005 from $215,744,000 for the fiscal year ended October 31, 2004. For the fourth quarter of fiscal 2005, net sales increased 25% to $76,524,000 from $60,980,000 in the fourth quarter of fiscal 2004.

Operating income increased 37% to a record $44,649,000 for the fiscal year ended October 31, 2005 from $32,619,000 for the fiscal year ended October 31, 2004. For the fourth quarter of fiscal 2005, operating income increased 28% to a record $12,806,000 from $10,004,000 in the fourth quarter of fiscal 2004.

Net income for the fiscal year ended October 31, 2005 increased 11% to $22,812,000, or 87 cents per diluted share, from $20,630,000, or 80 cents per diluted share, for the fiscal year ended October 31, 2004, which included tax-free income of $4.0 million (16 cents per diluted share) in life insurance proceeds. Net income for the fourth quarter of fiscal 2005 increased 28% to $6,625,000, or 25 cents per diluted share, from $5,166,000, or 20 cents per diluted share, in the fourth quarter of fiscal 2004.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased to report record quarterly net sales and operating income for the third consecutive quarter. Both our Electronic Technologies Group and our Flight Support Group

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reported increased net sales of 48% and 15%, respectively, over the fourth quarter of fiscal 2004. In addition, both groups reported higher net sales for full fiscal 2005 over fiscal 2004, with the Electronic Technologies Group reporting a 34% increase and the Flight Support Group reporting a 21% increase. All the sales increase within the Flight Support Group was organic growth, reflecting the continued recovery in aftermarket demand within the commercial airline industry, as well as our continued success in the development of new products and services for our customers. The sales increase within our Electronic Technologies Group reflects strong results from three strategic acquisitions made in fiscal 2005 and organic growth of approximately 6%.

Fiscal 2005 consolidated net sales and consolidated operating income represent record annual results for HEICO.

Operating income of our Flight Support Group increased 45% to $35.1 million for the fiscal year ended October 31, 2005 from $24.3 million for the fiscal year ended October 31, 2004. For the fourth quarter of fiscal 2005, operating income increased 19% to $8.2 million from $6.9 million for the fourth quarter of fiscal 2004. The increase in operating income of the Flight Support Group for the fiscal year and fourth quarter reflects both the increase in net sales and higher operating margins resulting principally from improved operating efficiencies. Operating margins of the Flight Support Group improved to 18.9% for the fiscal year ended October 31, 2005 from 15.8% for the fiscal year ended October 31, 2004 and improved to 17.4% in the fourth quarter of fiscal 2005 from 16.8% in the fourth quarter of fiscal 2004.

Operating income of our Electronic Technologies Group increased 22% to $18.6 million for the fiscal year ended October 31, 2005 from $15.3 million for the fiscal year ended October 31, 2004. For the fourth quarter of fiscal 2005, operating income increased 44% to $8.1 million from $5.6 million for the fourth quarter of fiscal 2004. Operating margins of the Electronic Technologies Group were 22.2% for the fiscal year ended October 31, 2005 and 27.8% in the fourth quarter of fiscal 2005, down slightly from 24.4% for the fiscal year ended October 31, 2004 and 28.5% in the fourth quarter of fiscal 2004, due principally to a less favorable product sales mix.

Our consolidated operating margins improved to 16.6% for the fiscal year ended October 31, 2005 from 15.1% for the fiscal year ended October 31, 2004 and improved to 16.7% in the fourth quarter of fiscal 2005 from 16.4% in the fourth quarter of fiscal 2004.

Cash flow from operating activities for fiscal 2005 continued strong at $35.8 million and compares to $44.1 million in fiscal 2004. The decrease is due to a higher investment in inventories required to meet increased sales demand and longer lead times for certain raw materials, as well as increased accounts receivable due to the higher sales levels.

We recently announced a 60% increase in our semi-annual cash dividend to $.04 per share, which is payable in January 2006. In declaring the cash dividend, our goal is to reward HEICO shareholders with an increased cash dividend, while retaining sufficient capital required to fund our internal growth objectives and acquisition strategies.

As we look to fiscal 2006 and beyond, we believe the increasing product demand from our customers, our commitment to develop new products and services, our strong financial position and our ability to identify select acquisition opportunities provide the foundation for continued growth in sales and earnings.

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Based on current market conditions, we are targeting fiscal 2006 twelve month net sales growth in the range of 30% to 35% and operating income growth in the range of 35% to 40% over fiscal 2005 results. We are targeting fiscal 2006 diluted net income per share in the range of $1.05 to $1.09. These targets include our recent acquisitions, but exclude the impact of additional acquisitions, if any.

Fiscal 2006 cash flow from operating activities should approximate $42 - $45 million and our capital expenditures budget for fiscal 2006 approximates $12 - $14 million.

We remain confident our disciplined business model will provide opportunity for long-term sustainable growth."

As previously announced, HEICO will hold a conference call on Thursday, December 22, 2005 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal 2005 results. Individuals wishing to participate in the conference call should dial: U.S./Canada/International/Local 785-832-1508, wait for the conference operator and provide the operator with the "verbal" passcode/conference ID "7HEICO" (or "743426"). A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local 402-220-6984 and enter passcode/conference ID "7HEICO" (or "743426").

There are currently approximately 14.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes,

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which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

                                                             TWELVE MONTHS ENDED OCTOBER 31,
                                                          -------------------------------------
                                                                2005                 2004
                                                          ----------------     ----------------
Net sales                                                 $    269,647,000     $    215,744,000
Cost of sales                                                  168,651,000          139,932,000
Selling, general and administrative expenses                    56,347,000           43,193,000
                                                          ----------------     ----------------
Operating income                                                44,649,000           32,619,000(1)
Interest expense                                                (1,136,000)          (1,090,000)
Interest and other income                                          528,000               26,000
Life insurance proceeds                                                 --            5,000,000(2)
                                                          ----------------     ----------------
Income before income taxes and minority interests               44,041,000           36,555,000
Income tax expense                                              16,100,000           10,948,000
                                                          ----------------     ----------------
Income before minority interests                                27,941,000           25,607,000
Minority interests' share of income                              5,129,000            4,977,000
                                                          ----------------     ----------------
Net income                                                $     22,812,000     $     20,630,000(1)(2)
                                                          ================     ================
Net income per share:
  Basic                                                   $            .93     $            .86(1)(2)
  Diluted                                                 $            .87     $            .80(1)(2)

Weighted average number of common shares outstanding:
  Basic                                                         24,460,185           24,036,980
  Diluted                                                       26,323,302           25,754,598

                                                             TWELVE MONTHS ENDED OCTOBER 31,
                                                          -------------------------------------
                                                                2005                 2004
                                                          ----------------     ----------------
Operating segment information: -
  Net sales:
    Flight Support Group                                  $    185,716,000     $    153,238,000
    Electronic Technologies Group                               84,094,000           62,648,000
    Intersegment sales                                            (163,000)            (142,000)
                                                          ----------------     ----------------
                                                          $    269,647,000     $    215,744,000
                                                          ================     ================

  Operating income:
    Flight Support Group                                  $     35,142,000     $     24,251,000(1)
    Electronic Technologies Group                               18,631,000           15,259,000
    Other, primarily corporate                                  (9,124,000)(3)       (6,891,000)
                                                          ----------------     ----------------
                                                          $     44,649,000     $     32,619,000
                                                          ================     ================

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

                                                              THREE MONTHS ENDED OCTOBER 31,
                                                          -------------------------------------
                                                                2005                 2004
                                                          ----------------     ----------------
Net sales                                                 $     76,524,000     $     60,980,000
Cost of sales                                                   46,852,000           39,034,000
Selling, general and administrative expenses                    16,866,000           11,942,000
                                                          ----------------     ----------------
Operating income                                                12,806,000           10,004,000
Interest expense                                                  (351,000)            (208,000)
Interest and other income (expense)                                107,000              (69,000)
                                                          ----------------     ----------------
Income before income taxes and minority interests               12,562,000            9,727,000
Income tax expense                                               4,670,000            3,501,000
                                                          ----------------     ----------------
Income before minority interests                                 7,892,000            6,226,000
Minority interests' share of income                              1,267,000            1,060,000
                                                          ----------------     ----------------
Net income                                                $      6,625,000     $      5,166,000
                                                          ================     ================

Net income per share:
  Basic                                                   $            .27     $            .21
  Diluted                                                 $            .25     $            .20

Weighted average number of common shares outstanding:
  Basic                                                         24,565,034           24,188,977
  Diluted                                                       26,451,121           25,888,860

                                                              Three Months Ended October 31,
                                                          -------------------------------------
                                                                2005                 2004
                                                          ----------------     ----------------
Operating segment information: -
  Net sales:
    Flight Support Group                                  $     47,254,000     $     41,185,000
    Electronic Technologies Group                               29,286,000           19,823,000
    Intersegment sales                                             (16,000)             (28,000)
                                                          ----------------     ----------------
                                                          $     76,524,000     $     60,980,000
                                                          ================     ================

  Operating income:
    Flight Support Group                                  $      8,221,000     $      6,907,000
    Electronic Technologies Group                                8,130,000            5,644,000
    Other, primarily corporate                                  (3,545,000)(3)       (2,547,000)
                                                          ----------------     ----------------
                                                          $     12,806,000     $     10,004,000
                                                          ================     ================

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

                                                                 OCTOBER 31,      OCTOBER 31,
                                                                    2005             2004
                                                               --------------   --------------
Cash and cash equivalents                                      $    5,330,000   $      214,000
Accounts receivable, net                                           47,668,000       36,798,000
Inventories                                                        62,758,000       48,020,000
Prepaid expenses, deferred taxes and other current assets          10,377,000        8,880,000
                                                               --------------   --------------
  Total current assets                                            126,133,000       93,912,000
Property, plant and equipment, net                                 46,663,000       40,558,000
Goodwill                                                          248,229,000      216,674,000
Other assets                                                       14,599,000       13,111,000
                                                               --------------   --------------
  Total assets                                                 $  435,624,000   $  364,255,000
                                                               ==============   ==============
Current maturities of long-term debt                           $       63,000   $       58,000
Other current liabilities                                          49,887,000       31,984,000
                                                               --------------   --------------
  Total current liabilities                                        49,950,000       32,042,000
Long-term debt, net of current maturities                          34,061,000       18,071,000
Deferred income taxes                                              22,431,000       16,262,000
Other non-current liabilities                                       6,644,000        5,834,000
                                                               --------------   --------------
  Total liabilities                                               113,086,000       72,209,000
Minority interests in consolidated subsidiaries                    49,035,000       44,644,000
Shareholders' equity                                              273,503,000      247,402,000
                                                               --------------   --------------
  Total liabilities and shareholders' equity                   $  435,624,000   $  364,255,000
                                                               ==============   ==============

Condensed Consolidated Statements of Cash Flows (Unaudited)

                                                               TWELVE MONTHS ENDED OCTOBER 31,
                                                               -------------------------------
                                                                    2005             2004
                                                               --------------   --------------
Operating Activities:
  Net income                                                   $   22,812,000   $   20,630,000
  Depreciation and amortization                                     7,409,000        6,779,000
  Deferred income tax provision                                     3,031,000        4,125,000
  Minority interests' share of income                               5,129,000        4,977,000
  Tax benefit from stock option exercises                           2,830,000        1,258,000
  Increase in accounts receivable                                  (6,852,000)      (6,193,000)
  (Increase) decrease in inventories                              (10,113,000)       3,576,000
  Other                                                            11,562,000        8,898,000
                                                               --------------   --------------
    Net cash provided by operating activities                      35,808,000       44,050,000
                                                               --------------   --------------
Investing Activities:
  Acquisitions and related costs, net of cash acquired            (41,500,000)     (28,099,000)
  Capital expenditures                                             (8,273,000)      (5,737,000)
  Proceeds from sale of building held for sale                      3,520,000                -
  Other                                                               357,000         (335,000)
                                                               --------------   --------------
    Net cash used in investing activities                         (45,896,000)     (34,171,000)
                                                               --------------   --------------
Financing Activities:
  Borrowings (payments) on revolving credit facility, net          16,000,000      (14,000,000)
  Cash dividends paid                                              (1,224,000)      (1,201,000)
  Proceeds from stock option exercises                              1,746,000          963,000
  Other                                                            (1,300,000)         252,000
                                                               --------------   --------------
    Net cash provided by (used in) financing activities            15,222,000      (13,986,000)
                                                               --------------   --------------
Effect of exchange rate changes on cash                               (18,000)               -
                                                               --------------   --------------
Net increase (decrease) in cash and cash equivalents                5,116,000       (4,107,000)
Cash and cash equivalents at beginning of year                        214,000        4,321,000
                                                               --------------   --------------
Cash and cash equivalents at end of year                       $    5,330,000   $      214,000
                                                               ==============   ==============

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

----------
(1) Operating income was reduced in fiscal 2004 by an aggregate of $850,000 in restructuring expenses recorded by certain subsidiaries of the Flight Support Group that provide repair and overhaul services including $350,000 recorded in cost of sales and $500,000 recorded in selling, general and administrative expenses. The restructuring expenses decreased net income by $427,000, or $.02 per basic and diluted share.

(2) Represents proceeds from a $5.0 million key-person life insurance policy maintained by a subsidiary of the Flight Support Group. The minority interest's share of this income totaled $1.0 million, which is reported as a component of minority interests' share of income. Accordingly, the life insurance proceeds increased fiscal 2004 net income by $4.0 million, or $.17 per basic and $.16 per diluted share.

(3) Fiscal 2005 results reflect increased costs to comply with the Sarbanes-Oxley Act of 2002.